EXHIBIT 99.4

OFFER TO EXCHANGE

0.696 SHARES OF COMMON STOCK

OF

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

FOR EACH SHARE OF COMMON STOCK

OF

MICRO GENERAL CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON JUNE 28, 2002, UNLESS THE OFFER IS EXTENDED.

May 30, 2002

To Our Clients:

      Enclosed for your consideration is the Prospectus dated May 30, 2002 (the “Prospectus”) of Fidelity National Information Solutions, Inc. (“FNIS”), which together with any amendments and supplements thereto and the related Letter of Transmittal (the “Letter of Transmittal”), constitute the offer (the “Offer”) of FNIS to exchange 0.696 shares of the common stock, par value $0.001 per share, of FNIS (“FNIS Common Stock”) for each share of common stock, par value $0.05 per share, of Micro General Corporation (“MGEN Common Stock”) that is validly tendered by the Expiration Date and not withdrawn or deemed withdrawn, upon the terms and subject to the conditions set forth in the Prospectus and in the related Letter of Transmittal. See “Summary” and “The Offer” in the Prospectus. Capitalized terms used herein have the same meanings as in the Prospectus.

      The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on June 28, 2002 (the “Expiration Date”), unless extended in accordance with applicable law and the terms of the Offer, in which event the term “Expiration Date” shall mean the latest time and date to which the Offer, as extended, shall expire.

      THIS MATERIAL IS BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF SHARES OF MGEN COMMON STOCK HELD BY US FOR YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. A TENDER OF SUCH SHARES OF MGEN COMMON STOCK MAY ONLY BE MADE BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES OF MGEN COMMON STOCK HELD BY US FOR YOUR ACCOUNT.

      Accordingly, we request instructions as to whether you wish us to tender any or all such shares of MGEN Common Stock held by us for your account, pursuant to the terms and conditions set forth in the Offer.

      Your attention is invited to the following:

1. The consideration per share of MGEN Common Stock will be 0.696 shares of FNIS Common Stock as described in the Prospectus.

2. The Offer is being made for all outstanding shares of MGEN Common Stock.

3. The Offer is subject to the satisfaction of certain conditions, as described in the Prospectus, which you should review in detail. See “Conditions of the Offer” in the Prospectus.

4. The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on June 28, 2002, unless the Offer is extended.

5. You will not receive any fractional shares of FNIS Common Stock. Instead, any fractional shares of FNIS Common Stock which would otherwise be payable to you will be settled in cash in an amount equal to the value of such fractional share.

6. Except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the exchange of shares in the Offer.

      The Offer is made solely by the Prospectus and the related Letter of Transmittal and any amendments and supplements thereto and is being made to all MGEN stockholders. FNIS is not aware of any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with applicable law. If FNIS becomes aware of any jurisdiction where the making of the Offer or acceptance thereof would not be in compliance with any valid applicable law, FNIS will make a good faith effort to comply with such law. If, after such good faith effort, FNIS cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, MGEN stockholders in any such jurisdiction.

      If you wish to have us tender any or all of your shares of MGEN Common Stock, please so instruct us by completing, executing and returning to us the attached instruction form. An envelope to return your instructions is enclosed. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date. IF YOU AUTHORIZE THE TENDER OF YOUR SHARES OF MGEN COMMON STOCK, ALL SUCH SHARES WILL BE TENDERED UNLESS OTHERWISE SPECIFIED ON THE ATTACHED INSTRUCTION FORM.

INSTRUCTIONS WITH RESPECT TO

THE OFFER TO EXCHANGE SHARES OF
FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.
COMMON STOCK

FOR EACH SHARE OF

MICRO GENERAL CORPORATION COMMON STOCK

      I acknowledge receipt of your letter and the enclosed Prospectus dated May 30, 2002 (the “Prospectus”) of Fidelity National Information Solutions, Inc., a Delaware corporation (“FNIS”), which together with any amendments and supplements thereto and the related Letter of Transmittal (the “Letter of Transmittal”), constitutes the offer (the “Offer”) of FNIS to exchange 0.696 shares of the common stock, par value $0.001 per share, of FNIS (“FNIS Common Stock”) for each share of common stock, par value $0.05 per share, of Micro General Corporation (“MGEN Common Stock”) that is validly tendered by the Expiration Date and not withdrawn or deemed withdrawn, upon the terms and subject to the conditions set forth in the Prospectus and the related Letter of Transmittal. See “Summary” and “The Offer” in the Prospectus. Capitalized terms used herein shall have the same meanings as in the Prospectus.

      This will instruct you to tender the number of shares of MGEN Common Stock indicated below (or, if no number is indicated below, all shares) held by you for my account, upon the terms and subject to the conditions set forth in the Prospectus and the related Letter of Transmittal.

NUMBER OF SHARES OF MGEN COMMON STOCK
TO BE TENDERED:(1)	SIGN HERE:

------------------------------------------------ SHARES

Account Numbers:	Signature(s)

Dated: ------------------------, 2002	PLEASE TYPE OR PRINT NAME(S) HERE:

PLEASE TYPE OR PRINT ADDRESS(ES):

Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s)

(1)	Unless otherwise indicated, it will be assumed that all shares of MGEN Common Stock held by us for your account are to be tendered.